Exhibit 10.1

                                  AMENDMENT TO
                            THE CARNIVAL CORPORATION
                    "FUN SHIP(SM)" NONQUALIFIED SAVINGS PLAN

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      The Carnival  Corporation  "Fun Ship(SM)"  Nonqualified  Savings Plan (the
"Plan") is hereby amended, effective December 31, 2004, unless otherwise noted, as follows:

1. The following paragraph shall be added to Article 1 of the Plan after the first paragraph therein:

            Effective December 31, 2004, the Cunard Line Limited Nonqualified Savings Plan (the "Cunard Plan") is merged into this Plan.

2. Effective January 1, 2005, Section 2.12 of the Plan shall be amended to read as follows:

                  2.12 Employer means the Company, Carnival Cruise Lines, Seabourn Cruise Line (including any of its subsidiaries or affiliates), Carnival Tours, Inc., Blue Seas Distributor, Carnival Management Services, Inc., Intercon, Carnival Maritime Management, Concord Nopal, Hamilton Personnel, Hamilton Properties or any Affiliated Company which has adopted this Plan under Section 10.2.

3 Effective January 1, 2004, Section 2.27 of the Plan shall be amended to read as follows:

                  2.27 Termination of Employment means a Participant's termination of employment with an Employer, an Affiliated Company, or with Carnival plc (including any of its subsidiaries or affiliates) whether voluntary or involuntary, for any reason, including but not limited to quit, discharge, Retirement, death or Permanent Disability, and other than for Parental Leave, Permitted Leave, transfers from shoreside employment to shipboard employment (or vice-versa), or transfers between an Employer and an Affiliated Company.

4. The first sentence in Section 2.14 of the Plan shall be amended to read as follows:

                  2.14 Hour of Service means an hour for which an Employee directly or indirectly receives, or is entitled to receive, remuneration from an Employer or an Affiliated Company in relation to his employment (working either shipboard or shoreside), including hours credited for vacation, holiday, sickness or disability (which shall be credited to the Employee with respect to the period for which remuneration is paid) and hours for which back pay has been paid, awarded or agreed to (irrespective

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            of  mitigation  of damages) by the Employer or  Affiliated  Company, which shall be credited to the Employee for the period to which the award or agreement pertains rather than the period in which the award or agreement is made.

5. A new paragraph shall be added to the end of Section 3.1 of the Plan to read as follows:

            Notwithstanding the foregoing, any individual whose account balance under the Cunard Line Limited Nonqualified Savings Plan (the "Cunard Plan") was transferred to this Plan pursuant to the merger effective December 31, 2004 (the "merger date"), shall become a Participant in this Plan as of the merger date. However, any such Participant shall not be eligible to make further deferrals under this Plan unless he or she becomes an Eligible Employee as defined under this Plan.